      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1995
                                                      REGISTRATION NO. 33-99380

                         SECURITIES AND EXCHANGE COMMISSION
                                 ___________________

                                      FORM S-3

                               REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  _________________

                             FLORIDA GAMING CORPORATION
               (Exact name of registrant as specified in its charter)

          Delaware                                   59-1670533
-------------------------------          ------------------------------------
(State of other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)


        1750 South Kings Highway                      W. Bennett Collett
    Fort Pierce, Florida 34945-3099               Florida Gaming Corporation
            (407) 469-2500                         1750 South Kings Highway
----------------------------------------       Fort Pierce, Florida 34945-3099
(Address of principal executive offices)               (407) 464-7500
                                             -----------------------------------
                                             (Name, address, including zip code,
                                               and telephone number including
                                               area code, of agent of service)

                                --------------------

                                     Copies to:

                            STEPHEN A. ZRENDA, JR., ESQ.
                                 1520 LIBERTY TOWER
                                 100 NORTH BROADWAY
                         OKLAHOMA CITY, OKLAHOMA 73102-8601
                                   (405) 235-2111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER, EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                 PROPOSED             MAXIMUM
   TITLE OF EACH CLASS OF     AMOUNT BEING   MAXIMUM OFFERING    AGGREGATE OFFIRING      AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)  PRICE PER UNIT(2)        PRICE(2)       REGISTRATION FEE
----------------------------  -------------  -----------------   ------------------  ----------------

Common Stock, $.10 par value    1,029,480       $     13.00        $  13,383,240        $   4,615
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Includes such additional shares of Common Stock as may be issued to the Selling Stockholder because of future stock dividends, stock distributions, stock splits or similar capital readjustments.
(2) Represents the average of the closing bid and asked prices of the Common stock of the Registrant on November 14, 1995. Estimated solely for the purpose of calculating the registration fee.
--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, NOVEMBER 15, 1995

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                1,029,480 SHARES

                                       OF

                           FLORIDA GAMING CORPORATION

                                  COMMON STOCK


     All of the shares offered hereby will be sold by Freedom Financial Corporation (the "Selling Stockholder"), a stockholder of Florida Gaming Corporation (the "Company"). See "Selling Stockholder". The Company will not receive any of the proceeds from any sale of the shares that may be offered hereby. The Common Stock of the Company is traded on the NASDAQ SmallCap Market under the symbol "BETS". On November 14, 1995, the reported average of the closing bid and asked prices for the Common Stock of the Company on NASDAQ was $13 per share. See "Price Range of Common Stock and Dividends".


     The Selling Stockholder intends to submit its Common Stock of the Company to one or more margin accounts with registered broker-dealers, to pledge such Common Stock to secure borrowings, and for other similar financial transactions. In the event of a margin call or a default regarding such transactions, the Selling Stockholder may be required to sell the Common Stock of the Company offered by this Prospectus.

                           ---------------------------

        SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS
          RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                           ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                  PRICE TO                   UNDERWRITING                  PROCEEDS TO
COMMON STOCK, $.10 PAR VALUE                      PUBLIC                    DISCOUNT(1)(2)          SELLING STOCKHOLDER(1)(3)
------------------------------------------------------------------------------------------------------------------------------------
Per Share ...........................   See text of Note (1) below    See text of Note (1) below    See text of Note (1) below
------------------------------------------------------------------------------------------------------------------------------------
Total ...............................   See text of Note (1) below    See text of Note (1) below    See text of Note (1) below
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) The Selling Stockholder has advised the Company that it proposes to offer for sale and to sell the Common Stock from time to time during the next year in the over-the-counter market at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Stockholder will depend upon future price fluctuations and the manner of sale. The Selling Stockholder may pay brokerage commissions and other charges (which compensation as to a particular broker-dealer may be in excess of customary commissions).
(2) The Company and the Selling Stockholder may agree to indemnify any underwriter against certain liabilities under the Securities Act of 1933.
(3) Sales commissions and other expenses of the offering are payable solely by the Selling Stockholder, estimated at $111,315.

     This Prospectus also relates to such additional securities as may be issued to the Selling Stockholder because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 15, 1995.

     IN CONNECTION WITH THIS OFFERING, AN UNDERWRITER MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     UNTIL NOVEMBER 15, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              AVAILABLE INFORMATION

     The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not include all the information set forth in the Registration Statement and the exhibits thereto, to which reference is made for further information with respect to the Company.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission (File No. 0-9099). The Registration Statement and the exhibits thereto and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may also be inspected and copied at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference herein:

          1. The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994;

          2. The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1995, June 30, 1995, and September 30, 1995;

          3. The Company's Current Reports on Form 8-K dated January 9, 1995, August 14, 1995, August 28, 1995, June 21, 1995, and September 18, 1995;

          4. The Company's Proxy Statement for its 1995 annual meeting of stockholders; and

          5. The Form SB-2 registration statement, as amended, of Sports Tech, Inc. and final prospectus dated June 29, 1994, and all supplements thereto (Reg. No. 33-79882).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for such copies should be directed to Timothy L. Hensley of Florida Gaming Corporation, 1750 South Kings Highway, Fort Pierce, Florida 34945-3099. Telephone requests may be directed to Mr. Hensley at (812) 945-7211.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE THE COMPANY AND ITS SUBSIDIARIES AND ALL REFERENCES TO THE NUMBER OF SHARES OF COMMON STOCK (I) RELATE TO THE COMPANY'S COMMON STOCK, PAR VALUE $.10 PER SHARE (THE "COMMON STOCK"), AND (II) ASSUME THAT OUTSTANDING STOCK OPTIONS AND CONVERSION RIGHTS ARE NOT EXERCISED.

     Freedom Financial Corporation ("Selling Stockholder"), an Indiana corporation, has been a stockholder of the Company since March 1993. The Selling Stockholder presently owns 1,349,480 shares of the Common stock of the Company, and holds an option to purchase an additional 1,330,000 shares of the Company. The Selling Stockholder is the largest stockholder of the Company. Mr. W. Bennett Collett, the Chairman of the Board and the Chief Executive Officer of the Company, is also the controlling stockholder and Chief Executive Officer of the Selling Stockholder. See "Selling Stockholder".

                                  THE OFFERING



Common Stock offered by the
  Selling Stockholder  . . . . . . . . . .   1,029,480

End of offering period . . . . . . . . . .   November 15, 1996

Minimum purchase requirement . . . . . . .   None

Arrangement for escrow of proceeds . . . .   None

Total Outstanding Common Stock(1)  . . . .   3,123,586

Dividend Policy  . . . . . . . . . . . . .   The Company has not paid any
                                             dividends on its Common Stock in
                                             the past and does not expect to pay
                                             any dividends on the Common Stock
                                             in the foreseeable future.

NASDAQ Symbol  . . . . . . . . . . . . . .   BETS

Limitation on Total Ownership  . . . . . . . The laws of the State of Florida require that before any person
                                             acquires more than five percent of
                                             the equity securities of a pari-
                                             mutuel operator such as the Company
                                             (representing more than 156,179
                                             shares of the Company's presently
                                             issued Common Stock), such person
                                             must receive the approval of the
                                             Florida Department of Business
                                             Regulation.
--------------------
  (1)     As of November 14, 1995, excludes 2,008,250 shares of Common
          Stock issuable upon exercise of outstanding stock options;
          and excludes 35,235 shares of outstanding preferred stock that are convertible into 7,928 shares of Common Stock.

           SUMMARY OF SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected financial data presented below for the years 1994, 1993 and 1992 have been derived from the Company's audited consolidated financial statements. The selected financial data for the interim periods during 1994 and 1995 have been derived from the unaudited consolidated financial statements and internal accounting records of the Company which, in the opinion of management, contain all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly the Company's results of operations and financial position for such periods and at such dates. The consolidated results of operations for the nine-month periods ended September 30, 1995, are not necessarily indicative of the results to be expected for the full year or for future periods. The selected financial data presented below should be read in conjunction with the financial statements of the Company and the related notes thereto contained in annual and quarterly reports which are incorporated by reference into this Prospectus.




                                                                   Four Months
                                                                     Ended
                                     Year Ended August 31,(1)      December 31,
                                   ----------------------------    ------------
                                       1992(2)         1993            1993
                                       ----            ----            ----
HANDLE
  Jai-alai                           $          0    $          0    $          0
  ITW                                           0               0               0
                                      -----------     -----------     -----------
                                     $          0    $          0    $          0
REVENUE
  Pari-Mutuel Revenues, Net          $          0    $          0    $          0
  Admissions                                    0               0               0
  Food, Beverage and Other                      0               0               0
                                      -----------     -----------     -----------
TOTAL REVENUES                       $          0    $          0    $          0
COSTS AND EXPENSES
  Operating                          $          0    $        878    $          0
  General and Administrative              439,914         521,433          50,121
  Depreciation                              2,693               0               0
                                      -----------     -----------     -----------
TOTAL COSTS AND
 EXPENSES                            $    442,607    $    522,311    $     50,121
                                      -----------     -----------     -----------
Net Income (loss) from
 operations                          $   (442,607)   $   (522,311)   $    (50,121)

Other Income (Expenses):
 Interest Income                     $     98,830    $     63,565    $     20,753
 Gain (loss) on sale of assets                  0          (4,953)        (28,095)
 Realized Gain (loss) on
  securities                               88,747         169,333               0
 Other (Expense)                               79         (89,519)              0
                                      -----------     -----------     -----------
Net Income (loss) from
 continuing operations               $   (254,951)   $   (383,885)   $    (57,463)
                                      -----------     -----------     -----------

Loss from discontinued
 operations                          $   (346,715)   $          0    $          0
                                      -----------     -----------     -----------
Net Income (loss)                    $   (601,666)   $   (383,885)   $    (57,463)
                                      -----------     -----------     -----------
                                      -----------     -----------     -----------

Per Share Loss 1992 continuing
 operation                           $      (0.36)   $      (0.39)   $      (0.04)

Per Share Loss 1992 discontinued
 operations                          $      (0.43)   $        N/A    $        N/A

Fully Diluted Per Share Earnings     $        N/A    $        N/A    $        N/A

Per Common Share                     $      (0.79)   $      (0.39)   $      (0.04)

Balance Sheet Data:
 Cash                                $  1,512,014    $  1,813,251    $  2,033,901
 Total Assets                        $  1,954,409    $  2,391,510    $  2,275,055
 Long-term liabilities               $          0    $          0    $          0
 Stockholders' Equity                $  1,814,437    $  2,244,433    $  2,186,970


                                      Year Ended          Nine Months Ended
                                      December 31,     September 30, (unaudited)
                                      ------------   -----------------------------
                                       1994(3)          1995         1994(3)(4)
                                       ----             ----         ----
HANDLE
  Jai-alai                           $  3,480,257    $  4,183,844    $  3,480,257
  ITW                                  15,752,224      15,190,424      11,305,216
                                      -----------     ------------    -----------
                                     $ 19,232,481    $ 19,374,268    $ 14,785,473
REVENUE
  Pari-Mutuel Revenues, Net          $  2,153,481    $  2,440,639    $  1,711,593
  Admissions                              122,032         118,154          91,763
  Food, Beverage and Other                547,759         638,714         440,510
                                      -----------     -----------     -----------
TOTAL REVENUES                       $  2,823,272    $  3,197,507    $  2,243,866
COSTS AND EXPENSES
  Operating                          $  2,106,923    $  2,452,069    $  1,855,545
  General and Administrative              741,760         604,164         383,608
  Depreciation                            141,962         126,900          65,833
                                      -----------     -----------     -----------
TOTAL COSTS AND
 EXPENSES                            $  2,990,645    $  3,183,133    $  2,304,986
                                      -----------     -----------     -----------
Net Income (loss) from
 operations                          $   (167,373)   $     14,374    $    (61,120)

Other Income (Expenses):
 Interest Income                     $     37,090    $     66,463    $     17,739
 Gain (loss) on sale of assets            (14,669)             --         (14,669)
 Realized Gain (loss) on
  securities                                    0         195,939              --
 Other (Expense)                         (246,047)        (44,657)        (21,086)
                                      -----------     -----------     -----------

Net Income (loss) from
 continuing operations               $   (390,999)   $    232,119    $    (79,136)
                                      -----------     -----------     -----------

Loss from discontinued
 operations                          $          0    $          0    $          0
                                      -----------     -----------     -----------
Net Income (loss)                    $   (390,999)   $    232,119    $    (79,136)
                                      -----------     -----------     -----------
                                      -----------     -----------     -----------

Per Share Loss 1992 continuing
 operation                           $      (0.18)   $       0.05    $      (0.05)

Per Share Loss 1992 discontinued
 operations                          $        N/A    $        N/A    $        N/A

Fully Diluted Per Share Earnings     $        N/A    $        N/A    $        N/A

Per Common Share                     $      (0.18)   $       0.05    $      (0.05)

Balance Sheet Data:
 Cash                                $  1,363,174    $  1,151,477    $  1,695,629
 Total Assets                        $  6,774,453    $  6,610,404    $  5,172,667
 Long-term liabilities               $  1,114,061    $  1,831,337    $    931,992
 Stockholders' Equity                $  4,163,047    $  4,395,033    $  3,887,800
-------------------------------

 (1) The previous fiscal year end of the Company was August 31 of each year. In 1994, the Company changed its fiscal year to December 31.

 (2) Before July 31, 1992, the Company's wholly owned subsidiary, SCOPE Incorporated ("Scope"), operated as an electronic technology company. Scope was sold by the Company to BECT Acquisition Group, Inc. in July 1992. Before July 26, 1991, the Company's majority owned subsidiary, Sports-Tech Technology International, Inc. ("STT"), operated as a computer software, computer equipment and video editing company. STT was sold by the Company to Sports-Tech, Inc. in July 1991. As a result, the financial information regarding fiscal 1992 relates primarily to operations that have been discontinued by the Company.
  (3) The Company did not commence its operations in the gaming industry until February 1994.
  (4) Reference is made to the Form 10-KSQ for the fiscal year ended December 31, 1994, and to the Form 10-QSB for the nine month period ended September 30, 1995, for further financial information regarding the Company, which have been incorporated herein by reference.

                                  RISK FACTORS

          PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS (INCLUDING INFORMATION INCORPORATED BY REFERENCE HEREIN), ESPECIALLY THE CONSIDERATIONS DESCRIBED OR REFERRED TO IN THE FOLLOWING PARAGRAPHS.

NO CASINO OPERATING HISTORY

     The Company has no history or prior experience in constructing or operating a casino. Although certain members of management have gaming experience, none have operated a casino as large as these contemplated to be developed by the Company and its joint venturers and borrowers. The Company is not expected to have exclusive management rights regarding the casinos, and will rely on the management of other persons to manage such operations and will grant others a significant degree of independence in operating matters, including but not limited to day-to-day financial control and control over the hiring and firing of personnel. There is no assurance that the Company will be able to manage and operate gaming facilities on a profitable basis or that cash flow from operations will be sufficient to pay the principal and interest on its borrowings to finance such operations.

RECENT OPERATING RESULTS

     The Company had net income of $232,119 for the nine month period ended September 30, 1995, compared to an operating loss of $79,136 for the comparable 1994 period, and anticipates that it will have net income for the year ending December 31, 1995. However, there can be no assurance that this trend will continue. The Company has implemented new strategic and operational initiatives intended to enhance revenues by beginning to enter into the native American Indian gaming industry. The Company's operations generally are subject to financial, economic, legal and other factors, many of which are beyond its control. Accordingly, there can be no assurance that the Company will be able to implement these initiatives without delay or that these initiatives will be profitable.

CAPITAL RESOURCES AND LIQUIDITY

     The Company requires significant cash flows to meet its debt service and other continuing obligations. The Company will also require significant additional capital to finance its entry into the Class II and Class III native American Indian gaming industry.

     The Company's ability to finance its capital expenditures and to meet its debt service and other financial obligations will depend on the Company's future operating performance, which will be subject to financial, economic, legal and other factors affecting the business and operations of the Company, many of which are beyond its control. Although a credit facility and cash flows from operating activities are expected to be sufficient to make a portion of the Company's planned expenditures, the Company's operating strategy will depend on the availability of additional sources of financing, such as funds provided through additional borrowings, sales of assets or sales of securities. There can be no assurance that the Company will be able to obtain financing on suitable terms for these purposes.

JAI-ALAI COMPETITION

     The Company believes that its primary market area for jai-alai includes approximately 500,000 adults age 21 or over within 35 miles of the Company's jai-alai Fronton in Florida. The major population centers in the vicinity of its Fronton include Fort Pierce, Port St. Lucie, and Vero Beach, Florida.

     The Company competes with other entertainment providers for its customers. The Company does not, however, consider itself to be in direct competition with any other fronton or other pari-mutuel facility permitted to operate in Florida in its market area at this time. Florida's pari-mutuel legislation does not permit the operation of any jai-alai facility within a geographic radius of 50 miles or closer to any other jai-alai facility. The closest pari-mutuel facilities to the Fronton are dog racing facilities in West Palm Beach, approximately 50 miles south of the Fronton, and in Melbourne, approximately 53 miles north of the Fronton.

GAMING COMPETITION

     The gaming industry is highly competitive. Other entities have substantially greater financial resources and larger management staffs than the Company. Because of the growing popularity and profitability of gaming activities, competition is significantly increasing.

     The Company faces competition from operations in other states where legislation has been introduced to legalize gaming. Although certain bills were not passed recently in several states, similar pieces of legislation may be introduced in future legislative sessions. To a lesser extent, the Company will compete for local customers with other forms of legal wagering including video poker gaming in non-casino facilities, charitable gaming, pari-mutuel wagering and state lotteries.

POTENTIAL DILUTION AND MARKET IMPACT FROM OUTSTANDING CAPITAL STOCK AND OPTIONS

     As of November 14, 1995, the Company had 3,123,586 shares of Common Stock issued and outstanding. In addition, at November 14, 1995, the Company had 35,235 shares of preferred stock issued and outstanding, which shares are currently convertible into an aggregate of 7,928 shares of Common Stock. As of November 14, 1995, the Company also had outstanding stock options, which if exercised, would require the issuance by the Company of 2,008,250 shares of Common Stock. Were a substantial number of stock options exercised for shares of Common Stock, the voting power of each holder of Common Stock would be diluted accordingly. Moreover, the prevailing market price for the Common Stock may be materially and adversely affected by the addition of a substantial number of shares of Common Stock, including the shares offered hereby, into the market or by the mere registration under the Securities Act of 1933 of the sale of the shares offered hereby.

POTENTIALLY VOLATILE STOCK PRICE

     Since the latter part of fiscal 1993, the Company's stock price has risen dramatically. During the last quarter of 1993, the prices for the Common Stock on NASDAQ ranged from $1-5/8 to $3-7/16, while the prices of the Common Stock on the NASDAQ since October 1, 1995 have ranged from $8-1/2 to $14-1/2. Factors such as the Company's operating results or other announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. Because the Company's expansion philosophy is highly dependent on joint ventures and acquisitions, the price of the Common Stock may be highly volatile and may decline at an equal or greater rate than the rate at which it has risen over the last two years. See "Price Range of Common Stock and Dividends".

DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH

     Since the change in management of the Company in February 1994, the Company has expanded its operations rapidly, and it plans to continue to further expand its level of operations in all areas following this offering. The Company's operating results will be adversely affected if net revenues do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage growth effectively, its operating results will be adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent, in part, on its key management personnel. In particular, the Company is highly dependent upon W. Bennett Collett, W. Bennett Collett, Jr., and Timothy L. Hensley. The loss of their services could have a material adverse effect on the Company. The Company does not have any employment contracts with its executives, nor does the Company have any key man life insurance policies on their lives. In addition, expansion of the Company's business may require additional managers and employees with experience in the gaming industry within which the Company operates. In general, because competition within such industry is intense, competition for skilled management personnel and other employees is also intense, which may make it more difficult and expensive to attract and retain qualified management and other employees.

LITIGATION

     The Company is a party to various lawsuits the outcome of which, if adverse to the Company, is not believed by management to have a material effect on the results of operations and financial position of the Company. See Note (8) to
Item 1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.

     On February 28, 1990, the Selling Stockholder filed a registration statement with the Securities and Exchange Commission (Commission File No. 33-33625)(the "Registration Statement") to register shares of its Common Stock, Class A Preference. On March 5, 1990, the Selling Stockholder filed an application with the New Jersey Bureau of Securities pursuant to the New Jersey state securities laws to register certain of the shares to be offered. The New Jersey Bureau of Securities indicated that the Registration Statement may have been materially deficient because certain civil and administrative proceedings involving Mr. W. Bennett Collett, including an injunction prohibiting future violations of federal securities laws, were not disclosed. Without admitting or denying the materiality of the omitted information, which information had been omitted following consultation with legal counsel, on June 11, 1990, the Selling Stockholder requested withdrawal of the application for registration of securities in New Jersey. On August 23, 1990, the State of New Jersey Bureau of Securities issued a Consent Order IN THE MATTER OF: FREEDOM FINANCIAL CORPORATION (SR-5587). On November 5, 1990, the Securities and Exchange Commission issued an order consenting to the withdrawal of the Registration Statement. The New Jersey Consent Order granted the request for withdrawal of the application for registration and denied the effectiveness of certain exemptions under the New Jersey state securities laws for secondary trading in its securities. In addition, the Selling Stockholder agreed that it would not sell, give or otherwise distribute its securities in or from New Jersey without first notifying and receiving written authority to do so from the New Jersey Bureau of Securities.

     The rules and regulations promulgated by the Commission pursuant to the Securities Act and the Exchange Act generally require that proceedings involving management similar to the injunction be disclosed only for events occurring during the past five years. The Company has included the information above solely for informational purposes concerning the Company's management team. These matters have not adversely affected the ability of the Company to obtain any required gaming licenses, nor did they in the past adversely affect the ability of the Selling Stockholder to obtain state or federal approvals required to operate as a bank holding company.

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company has not paid any dividends on its Common Stock in the past and does not anticipate paying dividends on its Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividends."

ANTITAKEOVER EFFECTS OF CERTAIN INSTRUMENTS, AGREEMENTS OF THE COMPANY, AND LAWS

     The Company's certificate of incorporation and bylaws, certain contracts to which the Company is a party, the Delaware General Corporation Law and Florida gaming laws contain provisions that could have the effect of delaying or preventing a transaction that results in a change of control (as defined) of the Company.

                                   THE COMPANY

     Florida Gaming Corporation (the "Company") currently owns and operates a jai-alai fronton and pari-mutuel wagering facility located in Fort Pierce, Florida (the "Fronton"). The Company's business at the Fronton consists of, among other things, live jai-alai, inter-track pari-mutuel wagering, and the sale of food and alcoholic beverages. The term "pari-mutuel wagering," which refers to the betting by members of the public against each other, includes wagering on both live performances and ITW (inter-track wagering).

     The Company's principal place of business and principal executive offices are located at Fort Pierce Jai-alai, 1750 South Kings Highway, Fort Pierce, Florida 34945-3099. The Company changed its name from Lexicon Corporation to Florida Gaming Corporation on March 17, 1994. The Company was incorporated in Delaware in 1976.

     Jai-alai, a sport of Basque origins, was introduced to Florida as a professional sport in 1926. In the United States, jai-alai is played by either one or two man teams, in a round robin fashion, with the winning team or player remaining on the court until defeated. Originally a form of handball, jai-alai has developed over time into a game of high speed and strategy. Players compete against each other in a three-walled arena and score win points against each other by successfully positioning the ball in play, or "pelota," such that the opposition is unable to return it. The pelota is propelled by means of a "cesta" which is a wicker sling. The combination of the extremely hard pelota, which is slightly smaller than a baseball, and the sling-shot action of the cesta make jai-alai one of the fastest sports in the world.

     In the course of its business, the Company has had numerous discussions, and continues to have discussions, regarding joint ventures, business combinations, and lending transactions related to the pari-mutuel and gaming industry. The Company is actively pursuing opportunities to engage in Class II (as defined in 25 U.S.C. Section 2703(7), and 25 C.F.R. Section 502.3), and Class III (as defined in 25 U.S.C. Section 2703(8), and 25 C.F.R. Section 502.4) gaming operations through joint ventures, management agreements, loan arrangements, and other agreements with native American Indian tribes consistent with the provisions of the Indian Gaming Regulatory Act of 1988 ("IGRA").

     On June 21, 1995, the Company entered into a joint venture agreement with Centrum X Corporation ("CXC") to assist the Company in identifying and developing gaming development projects with native American Indian tribes. Under the Agreement, the Company has the right of first refusal to enter into joint ventures with Centrum X for the development and management of casinos on native American Indian lands.

     In August 1995, Ponca Management, Inc., a wholly owned subsidiary of the Company ("Ponca"), entered into a Management Agreement with the Ponca Tribe of Nebraska, a federally recognized Indian tribe, to establish and engage in Class II and Class III gaming, as authorized by the IGRA, to be located near the City of Omaha in Douglas County, Nebraska. Ponca agreed to provide financing for the development expenses and working capital for the operation through a development loan of up to $50,000,000 on customary commercial terms. As of September 30, 1995, the Company has provided $64,544 in initial working capital to the operation. Ponca will be entitled to receive 30% of the distributable net revenues of the operation for a period of five years. This agreement is subject to approval by the National Indian Gaming Commission, the negotiation of a compact between the Ponca Tribe and the State of Nebraska, the acquisition of land that can be taken in trust under the Indian Gaming Regulatory Act for the facility site, the execution of definitive financing agreements, and other conditions.

     On September 11, 1995, the Company entered into a Loan Agreement and Security Agreement with the Rincon, San Louiseno Band of Mission Indians, a federally recognized Indian tribe, which presently operates River Oaks Casino, a Class II gaming facility near San Diego, California. The Rincon Band also intends to engage in Class III gaming if and when permitted to do so under the IGRA. The Company has agreed to loan up to $5,000,000 to the Rincon Band to enable them to renovate, improve and expand its gaming facility. The Company will be entitled to receive various royalties of up to 12.5% of the gross receipts of the facility (excluding gaming machines), during the seven-year period of the loan agreement; and 12-1/2% of the "drop" or "handle" from gaming machines during the first five years and 11% of the "drop" or "handle" during the sixth and seventh years of the loan agreement. As of November 14, 1995, the Company has made short term working capital advances of $248,000 to the Rincon Band under the terms of the loan agreement. The Company has also agreed to grant 25,000 shares of its Common Stock to the Rincon Band.

     The Company believes the recent rapid growth in native American Indian gaming activities will present significant business opportunities for the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1995. The following information should be read in conjunction with the financial statements of the Company and its subsidiaries incorporated by reference into this Prospectus.


                                                         September 30, 1995
                                                         ------------------
Long-term debt:                                               (unaudited)
     Secured indebtedness  . . . . . . . . . . . . . . . . . $  1,957,705
     Other long-term debt  . . . . . . . . . . . . . . . . .            0
                                                              -----------
          Total long-term debt . . . . . . . . . . . . . . .    1,957,705
     Less current maturities . . . . . . . . . . . . . . . .      126,368
                                                              -----------
     Long-term debt, net . . . . . . . . . . . . . . . . . . $  1,831,337
Stockholders' equity . . . . . . . . . . . . . . . . . . . .
     Class A Preferred stock, convertible into common stock
      (1,200,000 shares authorized; par value $.10;
      35,235 shares issued). . . . . . . . . . . . . . . . .        3,524
     Common stock (15,000,000 shares authorized;
     par value $.10; 3,123,474 shares issued)(1) . . . . . .      312,347
     Capital in excess of par value  . . . . . . . . . . . .   25,058,360
     Retained deficit  . . . . . . . . . . . . . . . . . . .  (20,979,198)
                                                              -----------
          Total stockholders' equity . . . . . . . . . . . . $  4,395,033
Total Capitalization . . . . . . . . . . . . . . . . . . . . $  6,226,370
                                                              -----------
                                                              -----------
-------------------------

     (1) Does not include 2,008,250 shares of Common Stock reserved for issuance pursuant to outstanding stock options, and up to 7,928 shares issuable upon conversion of its outstanding preferred stock.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock of the Company trades on the NASDAQ SmallCap Market under the symbol "BETS". The following table shows the high and low bid prices for the Common Stock of the Company during the year ending December 31, 1995, and for the years ended December 31, 1994 and December 31, 1993, and for the interim periods as reported by NASDAQ. By letter dated April 7, 1993, the Company received notice that, following review of the Company's submissions concerning an equity infusion, the NASDAQ stock market would delist the Common Stock effective April 8, 1993. On July 23, 1993, the NASDAQ Hearing Review Committee reversed the decision of the NASDAQ Qualifications Committee. On August 2, 1993, the Common Stock was relisted for trading on the NASDAQ SmallCap Market. During this interim period, the Common Stock was traded in the Bulletin Board over-the-counter market. The following bid prices reflect reported inter-dealer transactions and are not necessarily representative of actual transactions which occurred. Further, the prices do not include retail markup, markdown or commissions.

       Year Ending December 31, 1995                      High            Low
-------------------------------------------------         ----            ---
Quarter Ending December 31, 1995(1). . . . . . . .       $ 14-1/2       $ 8-1/4
Quarter Ended September 30, 1995 . . . . . . . . .       $ 17-1/4       $ 7-3/4
Quarter Ended June 30, 1995  . . . . . . . . . . .       $ 10-1/2       $ 4
Quarter Ended March 31, 1995 . . . . . . . . . . .       $  5-1/8       $ 2

       Year Ended December 31, 1994                       High            Low
-------------------------------------------------         ----            ---
Quarter Ended December 31, 1994  . . . . . . . . .       $  5           $ 2
Quarter Ended September 30, 1994 . . . . . . . . .       $  6-1/4       $ 3-3/4
Quarter Ended June 30, 1994  . . . . . . . . . . .       $ 10-1/2       $ 4-1/2
Quarter Ended March 31, 1994 . . . . . . . . . . .       $ 11-3/4       $ 1-3/4

       Year Ended December 31, 1993                       High            Low
-------------------------------------------------         ----            ---
Quarter Ended December 31, 1993  . . . . . . . . .       $  3-7/16      $ 1-5/8
Quarter Ended September 30, 1993 . . . . . . . . .       $  2-7/8       $ 1-9/16
Quarter Ended June 30, 1993  . . . . . . . . . . .       $  1-7/8       $ 1-7/8
Quarter Ended March 31, 1993 . . . . . . . . . . .       $  3           $ 1-1/2
------------------------------

      (1) Represents the period beginning October 1, 1995 through November 14, 1995.

     On November 14, 1995, the closing bid and asked quotations for the Common Stock of the Company as quoted on the NASDAQ SmallCap Market was $12-3/4 bid and $13-1/4 asked per share. As of November 14, 1995, the Company had approximately 4,000 holders of record of its Common Stock and a substantial additional number of street-name holders held of record by brokers and depository companies.

     The Company has not paid any dividends on its Common Stock in the past and does not expect to pay any dividends on its Common Stock in the foreseeable future. In the event the Company is not contractually prohibited from paying dividends, the holders of Common Stock would be entitled to receive dividends only when and as declared by the Board of Directors of the Company, subject to the prior rights and preferences, if any, of holders of preferred stock.

                               SELLING STOCKHOLDER

     The following tables sets forth the name of Freedom Financial Corporation, an Indiana corporation, as the Selling Stockholder, the aggregate number of shares of Common Stock identified by the Selling Stockholder as being owned by it as of November 14, 1995, and the aggregate number of shares of Common Stock being offered for sale in this offering.


                                 Number of                            Number of
                                 shares of       Number of           shares of
                                 Common          shares of            Common                              Percent of
                                  Stock         Common Stock          Stock                        Common Stock Outstanding(1)
                               owned before      to be sold         to be owned                    ---------------------------
Selling Stockholder             Offering(1)     in offering        after offering(1)              Before Offering  After Offering
-------------------            ------------     -----------        -----------------              --------------- --------------
Freedom Financial
Corporation                     1,349,480        1,029,480             320,000                          43.2%           10.2%
2669 Charleston Road
Suite D
New Albany, Indiana 47150
-------------------------------

     (1) Excludes an option to purchase 1,330,000 additional shares of the Common Stock of Company, exercisable at $1.25 per share.

     The Selling Stockholder acquired 603,000 shares of the Common Stock of the Company pursuant to a Stock Purchase Agreement on March 31, 1993, for a total consideration of $874,350. An additional 96,480 shares were subsequently issued to the Selling Stockholder under the provisions of the Stock Purchase Agreement. On August 26, 1994, and October 4, 1994, the Selling Stockholder exercised its option, in part, to purchase 400,000 shares and 300,000 shares of Common Stock, respectively, for a total price of $875,000.

     The Selling Stockholder is an "affiliate" of the Company because Mr. W. Bennett Collett is the controlling stockholder, a director and an officer of the Selling Stockholder, and also is the Chairman of the Board and the Chief Executive Officer of the Company.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholder by Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma.

                                     EXPERTS

     The audited financial statements and schedules of the Company incorporated by reference into this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in its report, have been audited by King & Company, PSC, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY SELLING AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.







                                -----------------









                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Available Information  . . . . . . . . . . . . . . . . . . . . . . . .         2
Incorporation of Certain Documents by Reference  . . . . . . . . . . .         2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . .         3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
Price Range of Common Stock and Dividends  . . . . . . . . . . . . . .         9
Selling Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . .        10
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10



--------------------------------------------------------------------------------

                                1,029,480 SHARES

                                       OF

                                  COMMON STOCK











                                 FLORIDA GAMING
                                   CORPORATION











                              --------------------

                                   PROSPECTUS

                              --------------------










                                NOVEMBER 15, 1995





                     ---------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expense                                                 Amount
-------                                                 ------
SEC registration fee . . . . . . . . . . . . . . . .   $ 4,615
Legal fees and expenses(1) . . . . . . . . . . . . .     5,500
Accounting fees(1) . . . . . . . . . . . . . . . . .     1,000
Printing(2). . . . . . . . . . . . . . . . . . . . .       100
Transfer agent fees(1) . . . . . . . . . . . . . . .       100
                                                       -------
                                                       $11,315
                                                       -------
                                                       -------

------------------------------
     (1)  Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(a)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as an injunction or rescission. The Registrant's Restated Certificate of Incorporation limits the liability of the directors to the Registrant or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, a director of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, to which any of them is a party by reason of his being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Registrant's by-laws provide that the Registrant shall indemnify each person who may be indemnified pursuant to Section 145, as amended from time to time (or any successor provision thereto), to the fullest extent permitted by Section 145.

     On March 10, 1993, the Board of Directors of the Registrant authorized the Registrant to enter into indemnification agreements with each of its directors and executive officer to evidence the Registrant's agreement to indemnify them to the fullest extent permitted by law.

     The Company does not presently carry any officer/director liability insurance policy.

     See Item 17 below regarding indemnification.

ITEM 16.  EXHIBITS.

     3.1 Restated Certificate of Incorporation is hereby incorporated by reference to Exhibit 3.1 of Form SB-2 Registration Statement No. 33-79882.

     3.2 Bylaws is hereby incorporated by reference to Exhibit 3.2 of Form SB-2 Registration Statement No. 33-79882.

     10.1 Stock Purchase Agreement dated July 26, 1991, between the Registrant and Bristol Holdings, Inc. is hereby incorporated by reference to Current Report on Form 8-K dated July 26, 1991.

     10.2 Stock Purchase Agreement dated as of March 29, 1993, between Freedom Financial Corporation and the Registrant is hereby incorporated by reference to Current Report on Form 8-K dated March 31, 1993.

     10.3 Term Note for $1,000,000 executed by the Registrant in favor of WJA Realty Limited Partnership dated February 1, 1994 is hereby incorporated by reference to Exhibit 10.3 of Form SB-2 Registration Statement No. 33-79882.

     10.4 Nonqualified Stock Option Plan dated April 21, 1994 is hereby incorporated by reference to Exhibit 10.4 of Form SB-2 Registration Statement No. 33-79882.

     10.5 Totalisator Services Agreement dated September 11, 1991, between Autotote Limited and the Registrant is hereby incorporated by reference to Exhibit 10.5 of Form SB-2 Registration Statement No. 33-79882.

     10.6 Indemnification Agreement dated February 23, 1993, between Ronald P. Perella and the Registrant is hereby incorporated by reference to
          Exhibit 10.6 of Form SB-2 Registration Statement No. 33-79882.

     10.7 Directors' Stock Option Plan adopted August 9, 1994 is hereby incorporated by reference to Exhibit 10.7 of Form SB-2 Registration Statement No. 33-79882.

     10.8 Centrum X joint venture Agreement dated June 21, 1995 is incorporated by reference to the exhibit to the Form 8-K Current Report of the Registrant dated June 21, 1995.

     10.9 Agreement in Principal with EagleVisions Gaming Group of the Americas, Inc., dated August 11, 1995 is hereby incorporated by reference to the Form 8-K Current Report of the Registrant dated August 11, 1995.

     10.10 Ponca Indian Tribe of Nebraska Management Agreement dated August 21, 1995 is incorporated by reference to the exhibit to the Form 8-K Current Report of the Registrant dated August 28, 1995.

     10.11 Rincon Loan Agreement dated September 11, 1995 is incorporated by reference to the exhibit to the Form 8-K Current Report of the Registrant dated September 15, 1995.

     10.12     Amendment to Rincon Loan Agreement dated November 1, 1995.

     10.13     Copies of mortgages, deeds.

     10.14     Copy of 1995 Chief Executive Officer Stock Option Grant of May 8,
               1995.

     10.15     Stock option grant to Ronald P. Perella dated April 28, 1995.

     23.1 Consent of Stephen A. Zrenda, Jr., P.C.

     23.2 Consent of King & Company, PSC.

     24 Power of attorney is contained in the signature page to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     (a) To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, Commonwealth of Kentucky.


                                        FLORIDA GAMING CORPORATION



Date:  November 14, 1995.               By /s/  W. Bennett Collett
                                           ------------------------
                                                W. Bennett Collett
                                                Chairman of the Board and Chief
                                                Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Bennett Collett and Timothy L. Hensley, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Form S-3 Registration Statement of Florida Gaming Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/  W. Bennett Collett       Chairman of the Board           November 14, 1995
---------------------------   of Directors and Chief
W. Bennett Collett            and Chief (Principal
                              Executive Officer
                              (Principal Executive Officer)



/s/  Timothy L. Hensley       Executive Vice President,       November 14, 1995
---------------------------   Treasurer and Chief Financial
Timothy L. Hensley            Officer (Principal Financial
                              and Accounting Officer)



/s/  Gary E. Bowman           Director                        November 14, 1995
---------------------------
Gary E. Bowman

/s/ Robert L. Hurd            President and Director          November 14, 1995
---------------------------
Robert L. Hurd



/s/ Roland M. Howell          Director                        November 14, 1995
---------------------------
Roland M. Howell




/s/ W. Bennett Collett, Jr.   Director, Executive Vice        November 14, 1995
---------------------------   President and Secretary
W. Bennett Collett, Jr.



/s/ George W. Galloway, Jr.   Director                        November 14, 1995
---------------------------
George W. Galloway, Jr.

                                  EXHIBIT INDEX

                                                                  SEQUENTIAL
EXHIBIT                                      EXHIBIT NUMBER      PAGE NUMBER

Amendment to Rincon Loan Agreement
dated November 1, 1995                            10.12

Copies of mortgages, deeds                        10.13

Copy of 1995 Chief Executive Officer
stock option grant of May 8, 1995                 10.14

Stock option grant to Ronald P. Perella
dated April 28, 1995                              10.15

Consent of Counsel                                 23.1

Accountants' Consent                               23.2


                                        i